Exhibit 10.15

COLLABORATION AGREEMENT

This Collaboration Agreement (“Agreement”), effective as of July 5, 2010 (the “Effective Date”), by and among EntertainmentXpress, Inc. (“Ent-X”), a California corporation and a subsidiary of Public Media Works, Inc., a Delaware corporation (“PMW”), PMW, and 3D Mediacast, Inc., (“3DMC”), a Florida corporation.

WHEREAS, 3DMC provides “glass-less” 3D LCD screens (the “Screens”) to retailers, airports, restaurants and other businesses and public venues (each a “Site” and collectively, the “Sites”) throughout the World for purposes of displaying advertising;

WHEREAS, Ent-X provides Video DVD and video game rental vending machines (each a “Kiosk” and collectively the “Kiosks”) suitable for the inclusion of Screens and suitable for placement in Sites;

WHEREAS, 3DMC desires to introduce Screens into Sites throughout the World, and Ent-X desires to introduce Kiosks and Screens into Sites throughout the World;

WHEREAS, the parties desire to work together to place Screens on Kiosks, and place Screens into Sites, throughout the World;

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

I. APPOINTMENT AND DUTIES OF 3DMC AND ENT-X

Section 1.1 Placement of Screens on Kiosks. 3DMC shall assist Ent-X in Ent-X’s efforts to place Screens on existing Kiosks and new Kiosks to be located at Sites. The Screens shall be placed pursuant to a new or existing agreement between Ent-X and the Site owner or manager (a “Site Agreement”).

Section 1.2 Placement of Screens at Sites. The parties acknowledge and agree that Ent-X may also identify Sites which desire the placement of a Screen outside of, or in addition to, the placement of Screens on Kiosks. 3DMC shall assist Ent-X in placing Screens in Sites located throughout the Territory which are identified by Ent-X. The Screens shall be placed pursuant to a Site Agreement, which agreement shall be mutually approved by the parties.

Section 1.3 Exclusivity. Ent-X and 3DMC agree to work together on an exclusive basis to furnish Screens on Kiosks at Sites throughout the World (the “Territory”); provided, however, Ent-X may utilize an alternative LCD screen provider in the event 3DMC is; (i) unable to furnish a Screen at a Site within ninety (90) days of Ent-X’s request; (ii) unable to furnish a Screen at a Site within the required schedule of a Site owner; or (iii) unable to furnish a Screen which has, in the opinion of Ent-X the most current technology. 3DMC hereby agrees not to place Screens on any Kiosks anywhere in the Territory which are not owned by Ent-X or its affiliates.

Section 1.4 Site Agreements. The execution and amendment of any Site Agreement shall be subject to the mutual approval of Ent-X and 3DMC; provided, however, Ent-X shall have the sole discretion to determine whether a Kiosk Site shall be appropriate for (i) its Kiosks; and (ii) a Screen.

Section 1.5 Screen Standards; Costs; Ownership. 3DMC shall be solely responsible for the installation, wiring, operation, maintenance, servicing and removal of all Screens placed pursuant to this Agreement, which responsibilities shall include all coordination with the Site owner. 3DMC shall use commercially reasonable efforts to ensure that all Screens are operational at all times and to respond to and correct any Screen malfunctions and outages. 3DMC shall be solely responsible for the removal of all Screens upon the termination or expiration of a Site Agreement and the restoration of the Kiosk or Site to its original condition. The installation, operation, maintenance, servicing and removal of all Screens shall be performed in a good and workmanlike manner. All Screens to be installed under this Agreement shall consistent of the most current technology offered by 3DMC. 3DMC represents and warrants it holds all necessary licenses and/or other rights to place, use and operate the Screens as contemplated by this Agreement and such licenses and/or other rights are valid and in good standing. As between the parties, 3DMC shall bear all costs relating to the purchase, installation, wiring, operation, maintenance, servicing and removal of the Screens and 3DMC shall retain full ownership of the Screens.

Section 1.6 Kiosk Standards; Costs; Ownership. Ent-X shall be solely responsible for the installation, wiring, operation, maintenance, servicing and removal of all Kiosks, which responsibilities shall include all coordination with the Site owner. Ent-X shall use commercially reasonable efforts to ensure that all Kiosks are operational at all times and to respond to and correct any Kiosks malfunctions and outages. The installation, operation, maintenance, servicing and removal of all Kiosks shall be performed in a good and workmanlike manner. All Kiosks to contain a Screen under this Agreement shall consistent of the most current version offered by Ent-X. As between the parties, Ent-X shall bear all costs relating to the purchase, installation, wiring, operation, maintenance, servicing and removal of the Kiosks and Ent-X shall retain full ownership of the Kiosks.

II. DUTIES OF BOTH PARTIES

Section 2.1 Site Coordination. The parties acknowledge that the placement of Screens on Kiosks, and the placement of Screens into Sites, will require coordination between Ent-X and 3DMC. The parties agree to use their commercially reasonable efforts to work with one another relating to the scheduling and placement of such Screens.

Section 2.2 Securing Advertising Sales and Distribution. Each of Ent-X and 3DMC may together or separately secure advertising for the Screens through direct sales and/or the use of third party outsourced advertising sales networks (“Sales Groups”). So as to avoid confusion, the distribution of the ad through third party ad sales networks shall be co-ordinated and mutually agreed upon between the parties, and the parties shall work together in the sale of advertising to ensure consistency.

Section 2.3 Placement of Kiosks. 3DMC shall also use its commercially reasonable efforts to identify and introduce Ent-X to existing 3DMC Sites which have a Screen and which Ent-X desires to place a Kiosk. 3DMC agrees it shall not work with, or introduce to any Site, any Kiosk provider other than Ent-X.

III. TERM

Section 3.1 Term. The term of this Agreement shall be for a period of five (5) years unless sooner terminated in accordance with Article V. The term of this Agreement shall thereafter automatically renew for successive 12 month periods, unless a party hereto provides written notice to the other parties no later than 6 months prior to the next date of termination and renewal of its desire to terminate this Agreement.

Section 3.2 Site Agreements. In the event any individual Site Agreement remains outstanding as of the termination or expiration of this Agreement, the Site Agreement shall remain in place through the duration of its term and any extension or renewal thereof, and the terms of this Agreement shall govern the conduct of Ent-X and 3DMC with respect to their rights and obligations under the Site Agreement, including, without limitation, the payment obligations.

IV. COMPENSATION

Section 4.1 Revenue Sharing. The parties shall pay the revenue sharing payments (the “Revenue Sharing Payments”) to one another as described in Exhibit A.

Section 4.2 Payments. All Revenue Sharing Payments shall be paid in arrears on a monthly basis within twenty (20) days of the end of each calendar month in which such revenue is collected (as further described in Exhibit A). All Revenue Sharing Payments shall be accompanied by revenue reports to be provided by the paying party within twenty (20) days of the end of each calendar month. The revenue reports shall contain such information as reasonably requested by the receiving party so that receiving party can confirm it has received compensation consistent with the terms of this Agreement. Any Revenue Sharing Payments not made by the paying party to the receiving party within the times set forth above shall be subject to a late fee of 1.5% per month and the paying party shall also be responsible for all collection fees, attorneys’ fees and court costs resulting from any late payment or non-payment. All payments under this Agreement shall be made in U.S. dollars.

Section 4.3 PMW Common Stock. 3DMC shall receive shares of PMW common stock in accordance with the provisions of Exhibit A. 3DMC shall execute an investment representation statement relating to the PMW common stock attached hereto as Exhibit B which is incorporated herein by this reference. 3DMC covenants that unless it provides written notice to PMW, such investment representations shall remain true and correct as of the date of each issuance of PMW common stock to 3DMC.

V. TERMINATION

Section 5.1 Termination by Ent-X. This Agreement and the services to be performed hereunder may be terminated by Ent-X for a material breach by 3DMC if the material breach persists for more than thirty (30) days after written notice has been sent by Ent-X to 3DMC. Additionally, Ent-X may terminate this Agreement upon written notice to 3DMC if 3DMC is unable to furnish Screens to Sites within ninety (90) days of Ent-X’s request to 3DMC. If Ent-X terminates this Agreement pursuant to this Section 5.1, Ent-X shall pay within thirty (30) days from the date of termination any and all consideration due at the time of termination of this Agreement.

Section 5.2 Termination by 3DMC. This Agreement and the services to be performed hereunder may be terminated by 3DMC for a material breach by Ent-X or PMW if the material breach persists for more than thirty (30) days after written notice has been sent by 3DMC to Ent-X. If 3DMC terminates this Agreement pursuant to this Section 5.2, 3DMC shall pay within thirty (30) days from the date of termination any and all consideration due at the time of termination of this Agreement.

Section 5.3 Termination of a Kiosk Site. 3DMC acknowledges that Ent-X may remove a Kiosk from a Site at any time if it is not meeting the performance requirements of Ent-X. Ent-X shall coordinate with 3DMC regarding the removal of the Screen associated with the removed Kiosk.

VI. WAIVER

Section 6.1 Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

VII. ENTIRE AGREEMENT; MODIFICATION

Section 7.1 Entire Agreement; Modification. This Agreement, together with the Exhibits hereto, constitutes the entire understanding between the parties relating to the subject matter hereof. This Agreement may not be amended or modified, except in a writing signed by all parties hereto.

VIII. CONFIDENTIALITY; INDEMNIFICATION; LIMITATION OF LIABILITY

Section 8.1 Disclosure of Information. 3DMC and Ent-X each agree that they will not divulge to any third party, without the prior written consent of the other party, any information obtained from or through such other party, or developed or obtained by such other party in connection with this Agreement, unless: (a) the information was known to Ent-X or 3DMC prior to obtaining it from the other party; (b) the information is in the public domain at the time of disclosure by Ent-X or 3DMC; (c) the information was obtained by Ent-X or 3DMC from a third party who did not receive it, directly or indirectly, from the other party; or (d) either 3DMC or Ent-X is required by law, or in connection with a legal proceeding, to disclose the information and gives the other party prompt written notice of the same in advance of such disclosure.

Section 8.2 Proprietary Nature of Information. Ent-X and 3DMC each recognize that all information regarding the Kiosks which is disclosed to 3DMC pursuant to this Agreement is and will be proprietary property of Ent-X. Each party agrees to keep all such information confidential and will use their best efforts to cause their partners, directors, officers, employees, and representatives to maintain the confidentiality of such information, except for disclosure to its legal counsel and except for disclosure required by law or legal process, or required in connection with any legal proceeding. Upon termination of this Agreement, each party shall promptly return to the other party, all documents and material received by 3DMC from Ent-X which contain any confidential information, and shall not retain a copy or other record thereof.

Section 8.3 Confidentiality of this Agreement. The parties agree that this’ entire Agreement is confidential in nature and that, unless otherwise required by law or government regulation, neither of the parties shall disclose all or any parts of it to any person, agency, company, or government authority whatsoever without first obtaining a written approval of the other party.

Section 8.4 Public Announcements. The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the subject matter or performance hereof, and shall not issue any other press release or make any other public statement relating to the party without their prior written consent, except as may be required by law or PMW’s public reporting requirements.

Section 8.5 Indemnification by Ent-X and PMW. Ent-X and PMW shall defend, indemnify, insure and hold harmless 3DMC for all costs, expenses, losses, claims, suits and liability (including court costs and attorneys’ fees with respect to any tribunal) incurred by 3DMC with respect to any claim including, but not limited to, loss of or damage to property, or personal injury, including death to persons, and from all judgments recovered therefore which result in any manner from: (i) Ent-X’s or PMW’s negligent or willful acts, errors or omissions or the negligent or willful acts, errors or omissions of Ent-X’s or PMW’s respective employees, agents or personnel, or (ii) any breach of this Agreement by Ent-X or PMW.

Section 8.6 Indemnification by 3DMC. 3DMC shall defend, hold harmless and indemnify Ent-X and PMW from and against all direct costs, expenses, losses, claims, suits and liability (including court costs and attorneys’ fees with respect to any tribunal) incurred by Ent-X and PMW with respect to any claim including, but not limited to, loss of or damage to property, or personal injury, including death to persons, and from all judgments recovered therefore which result in any manner from (i) 3DMC’s negligent or willful acts, errors or omissions or the negligent or willful acts, errors or omissions of 3DMC’s employees, agents or personnel, or (ii) any breach of this Agreement by 3DMC.

Section 8.7 Limitation of Liability. Neither party shall be liable to the other party for special damages or any other indirect economic loss or damage suffered by the other party arising out of or related to this Agreement.

Section 8.8 Insurance. Ent-X shall bear all risk of loss to the Kiosks, with the exception of loss caused by the negligence or willful misconduct of 3DMC and its employees. 3DMC shall bear the risk of loss of the Screens, with the exception of loss caused by the negligence or willful misconduct of Ent-X, PMW or its employees. Each of 3DMC and Ent-X shall maintain commercial general liability insurance in the amount of $1 million per occurrence, $3 million in the aggregate, listing the other party as an additional insured. Such policy must provide that the other party shall be given thirty (30) days written notice of termination. Each party shall provide shall provide the other party with a Certificate of Insurance evidencing its compliance with this Section 8.8, prior to installation or placement of any Kiosk or Screen at a new Site and within ten (10) days of the other party’s reasonable request.

IX. GENERAL PROVISIONS

Section 9.1 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to each party at its respective address as set forth on the signature page hereof or at such other address or electronic mail address as either party may designate to the other party hereto.

Section 9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of law provisions.

Section 9.3 Trial Without a Jury. The parties hereby irrevocably and knowingly waive to the fullest extent permitted by law any right to a trial by jury in any action or proceeding, including, without limitation, any counterclaim, arising out of this Agreement, or any other agreements or transactions related hereto or thereto. The parties agree that any such action or proceeding shall be tried before a court and not a jury. In the event the parties’ waiver of a trial by jury is deemed invalid, the parties hereby agree that any action or proceeding, including, without limitation, any counterclaim, arising out of this Agreement, or any other agreements or transactions related hereto or thereto, shall be determined by judicial reference.

Section 9.4 Attorneys Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses, including on appeal, in addition to any other relief to which such prevailing party may be entitled.

Section 9.5 Counterparts. This Agreement may be executed in any number of counterparts and delivered by facsimile or electronic/PDF transmission, each of which shall be an original and all of which shall constitute together but one and the same document.

Section 9.6 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 9.7 Severability. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application. To that end, the provisions of this Agreement are to be severable.

Section 9.8 Taxes. Each party is responsible for the payment of any and all taxes, of whatever type, including, but not limited to, income, sales, use and personal property taxes that relate to the revenue or compensation received by such party pursuant to this Agreement, the Screens and the matters contemplated by this Agreement.

Section 9.10 Assignment. Except as otherwise specifically set forth herein, no party to this Agreement may not transfer or assign this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, the parties agree and acknowledge that either party may delegate some or all of its obligations under this Agreement to other persons; provided, that the delegating party shall still be liable for the performance of all such obligations. Either party may assign this Agreement to a successor in interest resulting from a merger, sale of all or substantially all of the assets of the party, or a similar transaction, without the prior written consent of the other party.

Section 9.11 Survival. The provisions of Articles IV (Compensation); V (Termination), VI (Waiver), VII (Entire Agreement; Modification), VIII (Confidentiality; Indemnification; and Limitation of Liability), and IX (General Provisions) shall survive the termination of this Agreement.

Section 9.12 Force Majeur. Neither party hereto shall be liable for its failure to perform hereunder due to contingencies beyond its reasonable control including but not limited to strikes, riots, fires, acts of God, or governmental laws, regulations, orders or actions.

Section 9.13 Independent Contractor. The parties expressly intend and agree that each party is acting as an independent contractor of the other party. Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or agency relationship between the parties, nor does it grant either party any authority to assume or create any obligation on behalf of or in the name of the other.

Section 9.14 PMW Board Approval. This Agreement shall become effective upon PMW’s written notice to 3DMC that the Agreement has been approved by the PMW board of directors.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

3D Mediacast, Inc.		EntertainmentXpress, Inc.
64 SE 7th Avenue Delray Beach, Florida 33483 FAX: (973) 227-2539		2330 Marinship Way Ste. #301 Sausalito, California 94965 FAX: (415) 729-8021

By:	/s/ Fernando Dalmau	By:	/s/ Garrett Cecchini
	Fernando Dalmau, President		Garrett L. Cecchini, CEO

By:	/s/ David Goodman
	David Goodman, Vice President		Public Media Works, Inc.

2330 Marinship Way Ste. #301 Sausalito, CA 94965 FAX: (415) 729-8021

		By:	/s/ Garrett Cecchini
Garrett L. Cecchini, CEO

[Signature Page to Collaboration Agreement Dated July 5, 2010]